Exhibit 5.1

February 18, 2026	ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FLORIDA 32202-5017 904.359.2000 TEL 904.359.8700 FAX www.foley.com

Regency Centers Corporation

Regency Centers, L.P.

One Independent Drive - Suite 114

Jacksonville, Florida 32202

Ladies and Gentlemen:

We have served as Florida counsel to Regency Centers Corporation, a Florida corporation (“Regency”), in connection with the Registration Statements on Form S-3 (SEC File Nos. 333-293495 and 333-293495-01) of Regency Centers, L.P. (the “Issuer”) and Regency, as guarantor, under the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of (a) $450 million aggregate principal amount of 4.50% Notes Due 2033 of the Issuer (the “Notes”) and (b) the guarantees of Regency (the “Guarantees”) with respect to the Notes, to be issued against payment therefor.

In connection with the issuance of the Notes and the Guarantees, and as the basis for the opinion hereinafter set forth, we have examined and are familiar with: (a) the agreement of limited partnership of the Issuer, as presently in effect, (b) the articles of incorporation and bylaws of Regency, as presently in effect, (c) the proceedings of and actions taken by the Board of Directors of Regency, as general partner of the Issuer, in connection with the issuance and sale of the Notes, (d) the proceedings of and actions taken by the Board of Directors of Regency, on its own behalf, in connection with the issuance of the Guarantees and (e) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Guarantees have been duly authorized, executed, issued and delivered by Regency.

The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof. This opinion may not be used for any other purpose without our prior written consent, which we may grant or withhold in our sole discretion.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statements and to the reference to this firm under the caption “Validity of Notes” in the prospectus supplement relating to the offering of the Notes. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ FOLEY & LARDNER LLP

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